For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. ANNOUNCES RETIREMENT OF BOARD MEMBER

SEGUIN, Texas, November 4, 2019 -- Alamo Group Inc. (NYSE: ALG) today announced that David W. Grzelak will retire from the Board of Directors effective December 13, 2019, due to personal reasons.

Mr. Grzelak joined the Board in 2006 and has served on various committees during his tenure, including most recently as Chairman of the Compensation Committee. During this time he has made significant contributions to Alamo Group’s continued success.

Roderick R. Baty, Alamo Group’s Chairman said “We will miss Dave and would like to express our sincere thanks for his leadership and guidance and for his resolute focus on doing what is right for the Company and its shareholders.”

Mr. Grzelak commented “It has been a pleasure and an honor serving on the Board of Alamo Group and I want to wish Alamo Group every success in the future.”

A search for a new director to serve on the Board following Mr. Grzelak’s retirement is already underway.

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,625 employees and operates 29 plants in North America, Europe, Australia and Brazil as of September 30, 2019. Including the newly acquired Morbark business, our products also include forestry and tree maintenance equipment and we have a total of approximately 4,345 employees and operate 32 plants globally. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, statements about the benefits of the Morbark acquisition including future financial performance, potential accretion impacts, and synergistic benefits. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.